Exhibit (11)

Compass Bancshares, Inc.
Computation of Earnings Per Share
Three and Nine Months Ended September 30, 1994 and 1993

                                      Three Months Ended   Nine Months Ended
                                         September 30,       September 30,
                                     -------------------  -------------------
                                       1994      1993       1994      1993
                                     --------- ---------  --------- ---------
                                       (in Thousands Except Per Share Data)
PRIMARY:
Weighted average shares outstanding    36,952    36,895     36,941    36,876

Net effect of the assumed exercise
  of stock options - based on the
  treasury stock method using
  average market price                    296       311        279       316
                                     --------- ---------  --------- ---------
  Total weighted average shares
    and common stock equivalents
    outstanding                        37,248    37,206     37,220    37,192
                                     ========= =========  ========= =========

Net income                           $ 24,830  $ 22,813   $ 73,164  $ 67,365
Preferred dividends                       -         495        -       1,531
                                     --------- ---------  --------- ---------
  Net income available
    to common shareholders           $ 24,830  $ 22,318   $ 73,164  $ 65,834
                                     ========= =========  ========= =========

  Net income per common share           $0.67     $0.60      $1.97     $1.77
                                     ========= =========  ========= =========

FULLY DILUTED:
Weighted average shares outstanding    36,952    36,895     36,941    36,876

Net effect of the assumed conversion
  of the preferred stock                  -       1,063        -       1,093

Net effect of the assumed exercise
  of stock options - based on the
  treasury stock method using average
  market price or period-end market
  price, whichever is higher              296       311        279       316
                                     --------- ---------  --------- ---------
   Total weighted average shares and
     common stock equivalents
     outstanding                       37,248    38,269     37,220    38,285
                                     ========= =========  ========= =========

   Net income                        $ 24,830  $ 22,813   $ 73,164  $ 67,365
                                     ========= =========  ========= =========

   Net income per common share          $0.67     $0.60      $1.97     $1.76
                                     ========= =========  ========= =========
